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                                                                   EXHIBIT 10.15

                               DATED 29 MAY, 2002

                         SCHERING AKTIENGESELLSCHAFT (1)

                                     - and -

                                PHARMION GMBH (2)

                      -------------------------------------

                     DISTRIBUTION AND DEVELOPMENT AGREEMENT

                      -------------------------------------

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                                   PAGE INDEX

1.       DEFINITIONS                                                                                   4
2.       APPOINTMENT OF PHARMION                                                                      11
3.       EXISTING MARKETING AUTHORIZATIONS                                                            13
4        DEVELOPMENT AND COMMERCIALIZATION EFFORTS IN TERRITORY                                       15
5.       COORDINATION OF DEVELOPMENT; ADDITIONAL INDICATIONS                                          18
6.       CONSIDERATION                                                                                21
7.       MANUFACTURE AND SUPPLY OF PRODUCT                                                            24
8.       PRODUCT RETURNS                                                                              28
9.       FORECASTING AND ORDERING                                                                     29
10.      PACKAGING AND LABELING; USE OF NAME                                                          32
11.      QUALITY OF PRODUCT                                                                           33
12.      DELIVERY                                                                                     36
13.      SUPPLY PRICE                                                                                 39
14.      ADVERSE REPORTS; COMPLAINTS                                                                  42
15.      UNDERTAKINGS OF PHARMION; IMPROVEMENTS                                                       43
16.      UNDERTAKINGS AND WARRANTIES OF SCHERING                                                      46
17.      RIGHT OF FIRST REFUSAL                                                                       48
18.      CONFIDENTIALITY                                                                              48
19.      INDEMNITIES AND INSURANCE                                                                    50
20.      DURATION AND TERMINATION                                                                     52
21.      CONSEQUENCES OF TERMINATION                                                                  53
22.      RIGHTS AND REMEDIES                                                                          54
23.      FORCE MAJEURE                                                                                54
24.      NOTICE                                                                                       55
25.      ENTIRE AGREEMENT; VARIATIONS                                                                 56
26.      SEVERANCE OF TERMS                                                                           56
27.      PUBLICATIONS/ PRESS RELEASES                                                                 57
28.      PARTNERSHIP; AGENCY                                                                          57
29.      ASSIGNMENT                                                                                   57
30.      AUDIT RIGHTS                                                                                 57
31.      NOVARTIS AGREEMENT                                                                           59
32.      GOVERNING LAW AND JURISDICTION                                                               59
32.      GUARANTEE                                                                                    60

                     DISTRIBUTION AND DEVELOPMENT AGREEMENT

THIS AGREEMENT is made the 29th day of May 2002

BETWEEN:

(1) SCHERING AKTIENGESELLSCHAFT, a company registered in Germany and having its principal place of business at 13342 Berlin, Germany ("Schering") and

(2) PHARMION GMBH, a company registered in Switzerland and having its Registered Office at Centralbahnstrasse 7, Basel 4010, Switzerland ("Pharmion")

RECITALS:

(A) Schering is the owner or licensee of patents and trade marks relating to the Product (as hereinafter defined), and is currently marketing and selling the Product for the Initial Indication (as hereinafter defined), through an affiliated company, in North America.

(B) Schering is the holder or is entitled to be registered as the holder of Marketing Authorizations (as hereinafter defined) for the Product in various countries of the Territory (as hereinafter defined), and is in a position to supply Product to Pharmion for distribution in the Territory on the terms hereinafter described.

(C) Pharmion's personnel have expertise and experience in the development, registration, marketing and distribution of pharmaceutical products in the Territory.

(D) Pharmion wishes to obtain rights to the Marketing Authorizations and to distribute the Product under the Trade Marks (as hereinafter defined) for the Initial Indication, and to develop, obtain Marketing Authorizations for and distribute the Product under the Product Patents for Additional Indications (both as hereinafter defined) in the Territory, and Schering is willing to grant such rights to Pharmion and to supply Pharmion's requirements of the Product, all on the terms and conditions set out in this Agreement.


                                      3
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(E)      Schering and Pharmion have, today, entered into a Sales Representation
         Agreement as an interim measure pending a timely resolution of certain manufacturing supply issues, and this Agreement is intended to automatically come into effect if such issues can be resolved during the term of the Sales Representation Agreement.

IT IS HEREBY AGREED AS FOLLOWS:

1.   DEFINITIONS AND INTERPRETATION

     1.1. In this Agreement, the following terms shall have the following meanings unless the context requires otherwise:

         "ACS INDICATION" means the treatment of Acute Coronary Syndrome.

         "ADDITIONAL INDICATION" means any indication other than the Initial Indication, including (without limitation) the ACS Indication.

         "AFFILIATE" means any corporation, firm, partnership, organization or entity that directly or indirectly controls, is controlled by or is under common control with such entity. For the purpose of this definition the term "control" means direct or indirect ownership of at least fifty percent (50%) of the outstanding equity voting stock (or such lesser percentage which is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) of an entity.

         "AGENCY" means any governmental authority in the Territory responsible for granting approvals and clearance for marketing and sale of the Product.

         "AVENTIS" means Aventis Behring GmbH

         "AVENTIS SUPPLY AGREEMENT" means the Manufacturing and Supply Agreement entered into on July 27, 2001 by Aventis and Schering for the Manufacture and supply of Product to Schering - a copy of which agreement, as the same exists on the date hereof, has been provided to Pharmion - and any amendments to such Manufacturing and Supply Agreement.

         "BULK" means the purified drug concentrate (PDC) as active ingredient in a form intended for further processing into Product for sale in the Territory or the Schering Territory.

         "BUSINESS DAY" means every day except a Saturday, Sunday or a day which is a statutory holiday in Germany, Switzerland or in the United States.

         "CHIRON" means Chiron Corporation.

         "CHIRON LICENSE AGREEMENT" means the Schering-Chiron Hirudin License Agreement entered into between Chiron and Schering dated August 7/14, 2001 and effective from October 2, 2001.

         "COMMERCIALLY REASONABLE EFFORTS" means efforts by a Party consistent with the prudent exercise of business judgments which shall not be less than for the development, manufacturing, registration or commercialization (as the case may be) of such Party's own pharmaceutical products of similar commercial potential.

         "COMPONENT" means any excipients, raw materials and packaging materials used in the Manufacturing and/or packaging of the Product.

         "CONTROL" OR "CONTROLLED" means possession of the ability to grant a license or sublicense of patent rights, know-how, Data or other intangible rights as provided for herein without violating the terms of any agreement or other arrangement with any third party.

         "DATA" means information in the possession and Control of Schering relating to the Product and the Marketing Authorizations and necessary or desirable for the marketing and sale of the Product in the Territory or for the clinical development of the Product for Additional Indications in the Territory including, without limitation, any such information relating to the pre-clinical and clinical testing and approval of the Product, any adverse patient reactions to the Product and any toxicological, pharmacological or pharmacokinetic studies relating to the Product.

         "DEVELOPMENT AND MARKETING COMMITTEE" means the Development and Marketing Committee described in Section 5.1.


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         "DEVELOPMENT PLAN" means an outline proposal for the development of the
         Product for an Additional Indication, to be submitted to the Development and Marketing Committee in accordance with Section 5.3.

         "EFFECTIVE DATE" means the first day of the calendar month following the month in which the Manufacturing Milestone Date occurred, provided that the Manufacturing Milestone Date occurs during the term of the Interim Agreement.

         "EMEA" means The European Agency for the Evaluation of Medical
         Products.

         "EXISTING MARKETING AUTHORIZATIONS" means those Marketing Authorizations held by or on behalf of Schering and listed in Schedule 3 to this Agreement.

         "FDA" means the United States Food and Drug Administration.

         "FINISHED GOODS" means Product packaged and ready for sale to the ultimate customer.

         "FIRM ORDER" shall have the meaning set forth in Section 9.2.

         "GMP" means current good manufacturing practices as established by the relevant Agency in each country within the Territory in which the Product is then being marketed or sold.

         "IMPROVEMENTS" means all improvements, modifications or adaptations to any part of the Data made or acquired by either Party during the term of this Agreement but excluding any clinical data generated by a Party and any data and improvements relating to the formulation or Manufacture of the Product.

         "INCEPTION DATE" means the first day of the calendar month following the month in which the Interim Agreement is executed and delivered.

         "INITIAL INDICATION" means the treatment of heparin-induced thrombocytopenia type II.

         "INTERIM AGREEMENT" means the Interim Sales Representation Agreement between Schering and Pharmion executed concurrently with this Agreement on the date hereof.

         "LONG-RANGE FORECAST" has the meaning set out in Section 9.1 herein.

         "MANUFACTURE" OR "MANUFACTURING" means all the operations required to manufacture, test, release, handle, store, ship and destroy the Product, or any step thereof, as the case may be.

         "MANUFACTURER" means (i) initially Aventis and (ii) any successor entity chosen by Schering for Manufacturing and Packing the Product for supply in the Territory in accordance with the procedures contemplated by Section 7.6 hereof.

         "MANUFACTURER'S SUPPLY PRICE" means the amount(s) payable by Schering to the Manufacturer with respect to Product.

         "MANUFACTURING MILESTONE DATE" means the date on which Schering shall have delivered to Pharmion written notice signed by its Head of Production that Aventis has produced three standard batches of Bulk that it is then holding as safety stock.

         "MARKETING AUTHORIZATIONS" means any approvals, product and/or establishment licenses, marketing authorizations or registrations of any federal, state or local Agency necessary for the commercial manufacture, use, storage, import, export, transport, marketing or sale of the Product in any country or regulatory jurisdiction of the Territory.

         "NET SALES" means the amount invoiced by Pharmion or Schering as the case may be for sales of Product to a third party less deductions for:
         (i) shipping, freight charges or insurance paid; (ii) sales and excise taxes and any other direct taxes paid by the selling Party; (iii) customs duties and surcharges and other governmental charges incurred in connection with the exportation and importation of such Product;
         (iv) rebates, premiums, non-cash rebates or allowances actually incurred; (v) quantity discounts, cash discounts or chargebacks actually incurred in the ordinary course of business in connection with the sale of such Product; and (vi) allowances or credits actually incurred to customers, not in excess of the selling price of such Product on account of governmental laws, written regulations or code, price differences, rejection, outdating, spoiled, damaged, recalls or returns of such Product.

         "PACK" OR "PACKING" means the operations which comprise the labeling and packaging of the Product or any step thereof, as the case may be.

         "PACKAGING" means the packaging in which the Product is supplied by Schering to Pharmion.

         "PARTIES" means Schering and Pharmion and "PARTY" means either of them as the context indicates.

         "PATENTS" means patents that relate to the Product owned or Controlled by Schering as of the Effective Date which are listed in Schedule 1 to this Agreement, and any continuations, continuations-in-part, divisions, provisionals or any substitute applications, any patent issued with respect to any such patent applications, any reissue, reexamination, renewal or extension (including any supplemental patent certificate) of any such patent, and any confirmation patent or patent of addition based on any such patent, and all foreign counterparts of any of the foregoing.

         "PROCESS PATENTS" means those Patents that relate to the Manufacture or formulation of the Product.

         "PRODUCT" means pharmaceutical products containing the recombinant hirudin analogue known as Lepirudin sold under the Trade Mark and more particularly identified in the Marketing Authorizations.

         "PRODUCT MARKETING MATERIALS" means all marketing materials used with respect to the Product in the Territory that are in existence as of the Effective Date, in any form, to the extent such materials are in the possession and Control of Schering and are legally permitted to be transferred to Pharmion including, without limitation, all advertising materials, product data, price lists, mailing lists, customer lists, sales materials, marketing information, promotional materials, scientific and commercial publications, market research, artwork for the production of packaging components, television masters and other materials associated with the Product in the Territory. Product Marketing Materials shall also include marketing materials developed by

         Schering during the term of the Agreement for use in connection with the sale of the Product in the Schering Territory or developed by Pharmion for use in connection with the sale of the Product in the Territory.

         "PRODUCT PATENTS" means all Patents other than Process Patents.

         "QUALIFIED PERSON" shall mean the qualified person working for the Manufacturer who is responsible for batch release (as described in detail in Directive 75/319/EEC and 2001/83/EC) as set out in Section 12.5.

         "RECAPTURE AMOUNT" means, at any point in time, the aggregate amount of payments made by Pharmion from time to time to Schering pursuant to Sections 6.1, 6.2 and 6.3 hereof or pursuant to Section 6.1 and 6.2 of the Interim Agreement.

         "RECOGNIZED AGENT" shall mean an entity other than an Affiliate of Pharmion through which Pharmion regularly distributes and sells products in a particular region and who has been appointed in accordance with the terms of Section 3.5 of this Agreement.

         "REQUESTED ORDER" shall have the meaning set out in Section 9.2.2 of the Interim Agreement.

         "SCHERING TERRITORY" means the United States of America and Canada.

         "SEMI-FINISHED GOODS" shall mean the Product finished and filled in unlabelled vials.

         "SKU" means stock keeping unit, the unit of finished packs as prepared for distribution to the market.

         "SPECIFICATIONS" means all Manufacturing, Packing, quality assurance and quality release specifications, standard test methods and sampling plans as approved by any Agency.

         "SUPPLY INTERRUPTION EVENT" shall be deemed to have occurred upon the completion of either (i) two (2) consecutive quarters or (ii) any three
         (3) quarters in a period of seven (7) consecutive quarters, in each case during which Pharmion has received less than fifty percent (50%) of the amount of Finished Goods or Semi-Finished Product for which Pharmion had placed a Firm Order, without regard to the limitation on quantities set out in Sections 9.5 or the application of Sections 7.3, 7.4 and 7.6.

         "TECHNICAL ASSISTANCE AGREEMENT" means the Technical Assistance Agreement entered into by Schering and Aventis as described in Section
         2.3 of the Manufacturing and Supply Agreement.

         "TERRITORY" means all countries of the world except the United States of America and Canada.

         "TRADE MARKS" means the trade marks, including registrations and applications for registration thereof (and all renewals, modifications and extensions thereof), listed on Schedule 2 attached hereto, and used in connection with the Product in the Territory.

     1.2. Construction and Interpretation

         In the interpretation of this Agreement:

         1.2.1 the headings are for convenience only and shall not affect the interpretation hereof;

         1.2.2 references in this Agreement to Sections, Schedules and Exhibits are to the sections of, and schedules and exhibits to, this Agreement;

         1.2.3 unless the context otherwise requires the singular shall include the plural and vice versa, reference to any gender shall include reference to the other gender, and references to persons shall include bodies corporate, unincorporated associations and partnerships; and

         1.2.4    this Agreement includes the Schedules and Exhibits hereto.


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

1.3      Effectiveness of this Agreement

         This Agreement shall become effective upon, and only upon, the occurrence of the Manufacturing Milestone Date during the term of the Interim Agreement (including any renewal term). If such condition is met, then this Agreement shall become effective on the Effective Date and the Interim Agreement shall terminate and be of no further force and effect from and after the Effective Date. If the term of the Interim Agreement (including any renewal term) expires prior to the occurrence of the Manufacturing Milestone Date, then this Agreement shall never come into effect and neither Party shall have any rights or obligations under this Agreement.

2.       APPOINTMENT OF PHARMION

2.1 Subject to the terms and conditions of this Agreement, with effect from the Effective Date, Schering hereby grants to Pharmion the exclusive right:

2.1.1    to purchase the Product from Schering for resale in the Territory;

2.1.2 to advertise, market, promote, distribute, use and sell the Product under and by reference to the Trade Marks and under the Patents in the Territory for the Initial Indication and for any Additional Indications that are approved by the Development and Marketing Committee and covered by an appropriate Marketing Authorization in the country of sale;

2.1.3 to acquire the Existing Marketing Authorizations within the Territory as contemplated by Section 3, and to use the Data to apply for, obtain and or maintain Marketing Authorizations for the Product in the Initial Indication in all countries in the Territory which are in the European Union and in such other countries in the Territory in which it is commercially reasonable for Pharmion to do so.

2.1.4 to develop the Product under the Product Patents, Data and Improvements for any Additional Indications approved by the Development and Marketing Committee and to apply for and obtain Marketing Authorizations for the sale of the Product for such Additional Indications in such countries within the Territory in which Pharmion deems it commercially reasonable to do so.

2.1.5 to use the Product Marketing Materials in connection with the advertising, marketing, promotion and distribution of the Product in the Territory.

2.2 Pharmion will not seek customers or establish any branch or distribution depot for the Product in any country which is outside the Territory. Pharmion will not supply the Product to any customer outside the Territory or to any customer within the Territory for resale outside the Territory.

2.3 Subject as hereinafter provided, Schering will not, during the term of the Agreement:

         2.3.1 seek customers or establish any branch or distribution depot for the Product in any country which is within the Territory; or

         2.3.2 supply the Product in the Territory for use or resale in the Territory to any person other than Pharmion, unless Schering
                  (a) receives orders for such supply which have not been directly or indirectly solicited by or on behalf of Schering and (b) Schering is then advised by its counsel that it is obliged to respond to such unsolicited orders and supply Product in relation to such orders to comply with European Union or national or international competition law or other legislative requirements. In the event that Schering believes that the foregoing criteria shall have been met as to any order, it shall promptly so advise Pharmion, identifying the purchaser and the quantity of Product sold in connection with such transaction.

2.4 From and after the Effective Date, Schering will transfer or procure the transfer to Pharmion of such elements of the Data, as well as the then current Product Marketing Materials, which Pharmion may request from time to time and that are not otherwise contained in the materials transferred as part of the Existing Marketing Authorizations transferred in accordance with Section 3.1, all such materials having been provided by Aventis. During the term of this Agreement, each Party shall, upon the reasonable request of the other, transfer such data developed by such Party as comprise Improvements, as well as such new Product Marketing Materials as have been developed by such Party. All such transfers shall be coordinated through the Development and Marketing Committee, and each Party shall have the right, consistent with Agency regulations in the countries within the Territory or the Schering


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

         Territory, to use the Product Marketing Materials developed by the other within its own territory.

3.       EXISTING MARKETING AUTHORIZATIONS

3.1 Schering will, at the expense of Pharmion, apply for a transfer of ownership of the Existing Marketing Authorizations naming Pharmion or a designated Recognized Agent as the new Marketing Authorization holder in place of Schering. In those countries of the Territory where the Marketing Authorizations have not yet been transferred to Schering, Schering will, where practicable, procure that such Marketing Authorizations are transferred directly to Pharmion or such designated Recognized Agent. Schering will procure the transfer to Pharmion of all available regulatory documentation relating to the Product for such countries, such documentation to include paper files and, if available, electronic versions to enable Pharmion to apply for and maintain Marketing Authorizations in such countries. In cases where the foregoing procedure is not reasonably practicable, such Marketing Authorizations will first be transferred to Schering and then to Pharmion or any such designated Recognized Agent. All costs incurred by Schering in effecting transfer of Existing Marketing Authorizations directly to Pharmion or such designated Recognized Agent (and not to Schering) shall be reimbursed by Pharmion. The Parties hereby agree to use Commercially Reasonable Efforts to complete the filing of the transfer of the Marketing Authorizations within six (6) months of the Effective Date. Schering, in collaboration, with Pharmion, will establish a mutually acceptable communication and interaction process to facilitate a smooth transfer of the Marketing Authorizations.

3.2      Until such time as each of the foregoing changes of holder is effected:
         (i) Schering will maintain the Existing Marketing Authorizations, and Schering shall bear all costs and expenses incurred in connection with such maintenance, and (ii) Schering will appoint Pharmion or its designated Recognized Agent as Schering's exclusive distributor or subdistributor of the Product in the country within the Territory in which such change of ownership has not yet been effected. For the avoidance of doubt, the Parties agree that if Pharmion has not, within three (3) months of the Effective Date for EMEA countries and six (6) months of the Effective Date for non-EMEA countries, nominated Recognized Agents who have been accepted by the Parties in accordance with Section 3.5 below, then Schering may transfer (or direct Aventis to transfer as appropriate) Existing Marketing Authorizations directly to Pharmion, and Pharmion


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

         shall be responsible for their maintenance until such time as the Recognized Agents are appointed.

3.3 Following the transfer of ownership, Pharmion shall keep Schering informed of any changes to the Existing Marketing Authorizations which Pharmion wishes to make or is required to make, and, except for changes which Pharmion is required to make by an Agency in the Territory, no changes to the Existing Marketing Authorizations will be made by Pharmion or the Recognized Agents without the prior written consent of Schering, such consent not to be unreasonably withheld or delayed. However, in case an EMEA request disables the implementation of requirements of an Agency in the Schering Territory, then Schering may object to a change to the Existing Marketing Authorizations and the Parties will negotiate in good faith to solve this issue. In the event that a change requested by Pharmion and consented to by Schering or required by an Agency should require Schering to make any process or production changes, Schering shall make such change, and all incremental costs incurred by Schering in making and implementing such change shall be borne by Pharmion. However, if such change is also required by an Agency in the Schering Territory, then Schering and Pharmion shall share equally the cost of any such change. Schering will keep Pharmion informed of Manufacturing or other changes to the Product reportable to an Agency, including without limitation those changes submitted to the U.S. or Canadian Agency and Pharmion shall be responsible for making any necessary regulatory filings and obtaining any necessary approvals of the resulting variations to the Marketing Authorizations from Agencies, in accordance with the terms of Section
         11.1 below.

3.4 Pharmion will not use the Data or the Marketing Authorizations which it obtains except as required for the purposes of this Agreement and within the Territory. Pharmion will not grant access to the Data to any third party (other than a Recognized Agent, or a medical professional or an investigator or another consultant who has entered into confidentiality and other applicable obligations equivalent to those set out in this Agreement and who requires access to such Data in connection with the development or distribution of the Product) or refer, or authorize reference, to its Marketing Authorization dossier to enable it or any such third party to obtain a product license for any products whatsoever.


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

3.5 Schedule 5 to this Agreement sets forth a list of those persons Pharmion wishes to appoint as Recognized Agents for the Product in each country of the Territory - to the extent known as of the Inception Date. If, after the Inception Date, Pharmion wishes to appoint further Recognized Agents, the names of such Recognized Agents will be proposed to the President of Specialized Therapeutics, Berlipharm, Inc. (an Affiliate of Schering) who will respond to Pharmion within ten (10) Business Days. In the event that, within such ten (10) Business Days, Schering does not consent to the appointment of any such Recognized Agent and Pharmion nevertheless wishes to proceed with such appointment, the issue will be referred to both the CEO of Pharmion and the President of Specialized Therapeutics, Berlipharm, Inc. for resolution. In the event that within ten (10) Business Days of such referral, such individuals cannot resolve the disagreement, Pharmion shall have the right to appoint such Recognized Agent without the consent of Schering unless Schering can demonstrate that such appointment is likely to have a material adverse effect on Schering or its interests in the Product.

3.6 Notwithstanding the appointment by Pharmion of the Recognized Agents, it is expressly agreed between the Parties that Pharmion shall retain full responsibility for the performance of all of its obligations under this Agreement and shall be responsible for all acts or omissions of the Recognized Agents in the same way as if such acts or omissions were those of Pharmion itself. Schering shall have no obligation to communicate with Recognized Agents but only with Pharmion.

4.       DEVELOPMENT AND COMMERCIALIZATION EFFORTS IN THE TERRITORY

4.1 Pharmion's Development Efforts: Pharmion shall use Commercially Reasonable Efforts to develop the Product for the Initial Indication and for any Additional Indications approved by the Development and Marketing Committee in all countries of the Territory where it is commercially reasonable to do so, taking into account both the commercial potential of the Product on a country-by-country basis and Pharmion's reasonable judgment regarding the optimization of the sale of the Product in the Territory taken as a whole (collectively, "the Product's Commercial Potential"). Such efforts shall include pursuing and obtaining Marketing Authorizations for the Product in all countries of the Territory where it is commercially reasonable to do so, taking into account the Product's Commercial Potential. Pharmion shall bear all costs of obtaining and maintaining Marketing Authorizations for the Product in the Territory.

         Within 180 days of the Effective Date, Pharmion agrees to provide Schering with a written plan for obtaining Marketing Authorizations for the Product in the Initial Indication in those countries in which Existing Marketing Authorizations are not available, as required by this Section 4.1.

         Schering shall be notified in advance of any meeting related to the Product between Pharmion or the Recognized Agents and any Agencies in the Territory where, in the reasonable judgment of Pharmion, any such meeting could have an adverse effect on the development or sale by Schering of the Product in the Schering Territory or the Manufacture and supply of the Product. Similarly, Pharmion shall be notified in advance of any meeting related to the Product between Schering and any regulatory agencies in the Schering Territory where, in the reasonable judgment of Schering, any such meeting could have an adverse effect on the development or sale by Pharmion of the Product in the Territory or the Manufacture and supply of the Product.

4.2 If: (a) in any country of the Territory in which Existing Marketing Authorizations exist, Pharmion either: (i) fails to use Commercially Reasonable Efforts to market the Product, for reasons other than Pharmion's judgment relating to the Product's Commercial Potential; or
         (ii) decides to withdraw the Marketing Authorizations or (b) in any country of the Territory in which Existing Marketing Authorizations do not exist, Pharmion either: (i) decides not to apply for a Marketing Authorization, for reasons other than Pharmion's judgment relating to the Product's Commercial Potential, or (ii) having opted to apply for such Marketing Authorizations pursuant to its written plan, fails to proceed diligently with such applications, then in each such case Pharmion shall first provide Schering with an appropriate written notice and shall grant Schering a period of three months during which the Parties - if Schering decides to take up the matter - will negotiate in good faith and on commercially reasonable terms to retransfer the rights to the Product in the respective country of the Territory to Schering. If the Parties come to an agreement any such country shall be removed from the Territory, and such country shall thenceforth be part of the Schering Territory.

4.3 Pharmion's Marketing Efforts: Pharmion shall use Commercially Reasonable Efforts to commercialize Product in each country of the Territory in which a Marketing

         Authorization is granted and in which it is commercially reasonable to do so, taking into account the Product's Commercial Potential.

4.4 Non-Compete Obligation of Pharmion: Pharmion shall not develop, manufacture, have manufactured, market or sell a direct thrombin inhibitor for the Initial Indication (other than the Product) or any other product for the Initial Indication in the Territory. Such non-compete obligation shall expire, as far as any countries of the European Union are concerned, five years from the Effective Date of this Agreement.

4.5 Non-Compete Obligation of Schering: Schering shall not develop, manufacture, have manufactured, market or sell a direct thrombin inhibitor for the Initial Indication or any other product for the Initial Indication in any country of the Territory (for as long as such country is part of the Territory), provided however, that, notwithstanding the foregoing, Schering may at any time:

         (i) manufacture, have manufactured, market or sell a product which includes, as an approved indication, the Initial Indication, where such product is developed, manufactured, marketed or sold by Schering only for indications other than the Initial Indication; and

         (ii) develop, manufacture, have manufactured, market or sell any product (including a direct thrombin inhibitor) for the Initial Indication where such product is acquired by Schering from a third party, either by way of a corporate acquisition or by way of a product acquisition where the product which competes with the Product accounts for less than twenty-five percent (25%) of the value of the assets to be acquired by Schering.

         The non-compete obligation set out in this section shall expire, as far as any countries of the European Union are concerned, five years from the Effective Date of this Agreement.

4.6 Pharmion and Schering shall cooperate with one another to keep the other Party informed of any significant interface or communication with the Agencies which might adversely affect Schering's or Pharmion's or the Recognized Agents' activities under this Agreement. With respect to any country in the Territory in which the Existing Marketing Authorization has not yet been transferred to Pharmion or a designated

         Recognized Agent, Schering shall consult with Pharmion on the content and tenor of any significant communication to or from the Agencies regarding the Product in the Territory prior to such communication and before initiating or responding to the Agencies.

5.       COORDINATION OF DEVELOPMENT EFFORTS; DEVELOPMENT FOR ADDITIONAL
         INDICATIONS

5.1 Development and Marketing Committee: Within thirty (30) days of the Effective Date, Schering and Pharmion will establish a Development and Marketing Committee. The Development and Marketing Committee will be composed of six (6) members, three representatives appointed by Schering and three representatives appointed by Pharmion. Such representatives will include individuals with expertise in areas such as clinical development, manufacturing, marketing and regulatory affairs. Either Party may replace any or all of its representatives at any time upon written notice to the other Party. The Development and Marketing Committee will meet (in person, telephonically or via videoconference) at least quarterly or more frequently if reasonably requested by either Party.

5.2 Functions of Development and Marketing Committee: The Development and Marketing Committee shall: (a) exchange information on the development of the Product in the Schering Territory and the Territory, including the exchange of information regarding ongoing and new clinical studies, regulatory strategy and commercial development, Improvements and new Product Marketing Materials; (b) discuss the need, desirability of, structure and/or allocation of costs of any clinical studies or other development efforts relating to the Product to be carried out in the Schering Territory or the Territory; (c) discuss actions planned by either Party in respect of the Product where such actions could reasonably be expected to have a material impact on the Product in the Territory or the Schering Territory; (d) discuss collaboration in the development of the Product for indications other than the Initial Indication; and (e) discuss in good faith other issues relating to the marketing of the Product in the Territory and the Schering Territory.

5.3 Development of Product for Additional Indications: Neither Party shall proceed with the development of the Product for an Additional Indication without first submitting a Development Plan to the Development and Marketing Committee. If a Development Plan submitted by a Party is not unanimously approved by the members of the

         Development and Marketing Committee, then the dispute shall be referred to the CEO of Pharmion and the President of Specialized Therapeutics, Berlipharm, Inc. for resolution. In the event that the dispute is not resolved by these individuals, Schering shall have the final right to decide whether either Party may proceed with such plan. Where the development of a Product for an Additional Indication being sought exclusively by Pharmion and approved by the Development and Marketing Committee or by Schering requires process development or manufacturing changes, Pharmion will reimburse Schering for all costs incurred by Schering in making such changes unless the Parties have agreed to share the costs of such development pursuant to Section 5.4 below, in which case Schering's process development and manufacturing costs will be included in the costs to be divided between the Parties.

5.4 Sharing of Cost and Data: Where Schering and Pharmion agree, prior to the commencement of any clinical study or other study related to the Product for the Initial Indication or an Additional Indication, that the results of such study may be used for regulatory or commercial purposes in both the Schering Territory and the Territory, the costs of the study shall be shared by the Parties and the cost allocation, structure, timelines and other details of the study shall be agreed between the Parties in good faith taking account of the relative importance and value to each Party of the study in question. The results of and data generated by any study jointly funded by the Parties will be owned by Schering but Schering hereby grants Pharmion an exclusive license to use such results and data for the purpose of obtaining Marketing Authorization for the Product in an Additional Indication in the Territory or for such other uses in connection with the sale of the Product for the Initial Indication and the Additional Indication in the Territory as are permitted under the laws of the particular country within the Territory for the term of and subject to the conditions of this Agreement.

5.5 Funded Studies: In the event that either Party (a "Non Funding Party") is unwilling to share in the cost of any clinical or other study to be carried out by the other Party (the "Funding Party") and approved by the Development and Marketing Committee with respect to the Product, and such study generates data which the Funding Party reasonably believes may be used by the Non Funding Party to obtain Marketing Authorization for the Product in an Additional Indication in any country(ies) of the Territory or the Schering Territory, as the case may be, then the following provisions shall apply:

         The Funding Party shall, by notice, require the Non Funding Party to decide within ninety (90) days of receipt of a data package containing a summary of the clinical data whether the Non Funding Party elects to use such data for the purpose of obtaining Marketing Authorization for the Product in an Additional Indication in any country(ies) of the Territory or the Schering Territory as the case may be. If the Non Funding Party so elects, then:

         (i) the Parties shall agree upon a development programme for such purpose and the Non Funding Party shall undertake to perform the necessary work at its own cost and to reimburse the Funding Party, by means of a royalty of 5% on Net Sales of the Product for such Additional Indication, up to an amount equal to 75% of the costs incurred by the Funding Party in generating the clinical data made available by the Funding Party to the Non Funding Party for the purpose of obtaining Marketing Authorization for the Product in the relevant Additional Indication in the Territory or the Schering Territory as the case may be: and

         (ii) the results of and data generated by any study funded by the Funding Party will be owned by the Funding Party but such Party shall grant to the Non-Funding Party an exclusive license to use such results and data for the purpose of obtaining Marketing Authorization for the Product in an Additional Indication in the Territory or the Schering Territory, as the case may be, or for such other uses in connection with the sale of the Product for the Initial Indication and the Additional Indication in such territory as are permitted under the laws of the particular country within such territory for the term of and subject to the conditions of this Agreement..

5.6 Development for ACS Indication: In the event that Pharmion elects, at its sole discretion and succeeds in obtaining approval of the Product in any country of the Territory for the ACS Indication on the basis of Data provided by Schering as of the Effective Date and without carrying out pivotal clinical trials in the ACS Indication, then Pharmion shall pay to Schering an additional royalty of 5% of incremental Net Sales of Product resulting from Marketing Authorization for the ACS Indication. Such incremental Net Sales will be deemed to be those Net Sales in excess of the average monthly sales of Product in the six months prior to approval of the Product for the

         ACS Indication. Pharmion shall pay Schering a royalty of 7% (in lieu of 5%) on annual incremental Net Sales in excess of (euro)100 million (one hundred million Euros).

6.       CONSIDERATION

6.1 Purchase Price Payable on Execution: Pharmion shall pay to Schering via wire transfer the sum of $10,000,000 (ten million dollars) as partial payment of purchase price for the rights granted under this Agreement, within five (5) Business Days of the Effective Date.

6.2 Purchase Price Payable on First Anniversary of Effective Date: Within five (5) Business Days of the first anniversary of the Effective Date, Pharmion shall pay to Schering via wire transfer the sum of $10,000,000 (ten million dollars) as additional purchase price for the rights granted under this Agreement.

6.3 Additional Purchase Price: Pharmion shall make the following payments to Schering as additional purchase price for the rights granted under this Agreement, within twenty (20) Business Days after the end of the calendar quarter in which the first achievement of each of the corresponding events occurs (except in the case of (d) which shall be paid within 60 days after the closing of the year described in such clause):

         (a) $2,000,000 (two million dollars) when Pharmion's cumulative Net Sales reach $30,000,000 (thirty million dollars);

         (b) $2,500,000 (two million, five hundred thousand dollars) when Pharmion's cumulative Net Sales reach $40,000,000 (forty million dollars);

         (c) $2,500,000 (two million, five hundred thousand dollars) when Pharmion's cumulative Net Sales reach $60,000,000 (sixty million dollars);

         (d) $2,500,000 (two million, five hundred thousand dollars) at the end of the first calendar year in which the Manufacturer Supply Price of Product sold during such year in the aggregate represents 15% (fifteen percent) or less of Pharmion's Net Sales during such calendar year.

         Pharmion shall deliver to Schering, within twenty (20) Business Days after the end of the calendar quarter in which the first achievement of each of the foregoing events occurs (except in the case of (e) which shall be delivered within 60 days after the closing of the year described in such clause) a certificate of its chief financial officer setting forth in reasonable detail the data relating to the particular achievement giving rise to the payment of such additional purchase price, together with the payment of the applicable additional purchase price. Net Sales of Pharmion recorded under the Interim Agreement shall be included in calculating the cumulative Net Sales described above.

         Collectively, the payments described in the foregoing Sections 6.1, 6.2 and 6.3 shall be referred to as the "Purchase Price".

6.4 Partial Refund of Purchase Price. Upon the occurrence of a Supply Interruption Event, Schering shall be obligated to continue to supply Product to Pharmion to the extent provided in this Agreement unless Pharmion exercises its right to be paid the Recapture Amount as provided in clause (a) below.

         (a) Payment of Recapture Amount. Unless Pharmion has exercised its right to obtain Manufacturing rights as set forth in clause
                  (b) below, Pharmion shall have the right and option, exercisable at any time within thirty (30) days following the occurrence of a Supply Interruption Event, by delivering written notice to Schering, to cause Schering to pay by wire transfer to a bank account designated by Pharmion that portion of the Recapture Amount as is calculated as set forth below:

             Period of
Occurrence of Supply Interruption Event                    Percent of Recapture Amount
---------------------------------------                    ---------------------------
Prior to 1st Anniversary of Inception Date                             80%

Between 1st Anniversary and
2nd Anniversary of Inception Date                                      70%

Between 2nd Anniversary and
3rd Anniversary of Inception Date                                      60%

Between 3rd Anniversary and
4th Anniversary of Inception Date                                      45%

Between 4th Anniversary and
5th Anniversary of Inception Date                                      30%

Between 5th Anniversary and
6th Anniversary of Inception Date                                      10%

After 6th Anniversary of Inception Date                                 0%

                  The payment to Pharmion of the percentage of the Recapture Amount shall be without prejudice to any other rights or remedies that Pharmion may have against Schering under German law under this Agreement, provided that Pharmion shall not be entitled to any duplicative recovery against Schering for damages based upon the same cause of action. Upon the payment to Pharmion of the percentage of the Recapture Amount as set forth above, this Agreement shall terminate and the provisions of Section 21 (Consequences of Termination) shall thereafter apply.

         (b) Transfer of Manufacturing Rights. Unless Pharmion has exercised its option to be paid the Recapture Amount as set forth in clause (a) above, upon the occurrence and during the continuation of a Supply Interruption Event, upon thirty (30) days prior written notice from Pharmion to Schering, Schering will permit Pharmion to Manufacture or have Manufactured the Product for the term of this Agreement under the Patents and by reference to the Trade Marks, and to supply such Product in the Territory. Upon such grant of Manufacturing rights to Pharmion, Schering will, if requested by Pharmion, provide to Pharmion all such reasonable access to Manufacturing know-how, Data and other information within the Control of Schering as is reasonably necessary to enable Pharmion to Manufacture or have Manufactured Product according to the requirements of the Marketing Authorizations. Such know-how, Data and other information will be treated as confidential unless the exceptions specified in Section 18.1 apply. To the extent that confidential Data, know-how or other information is required to be disclosed by Schering for the purpose of Manufacturing or having Manufactured the Product, Pharmion will adopt measures to prevent unauthorized disclosure thereof and shall enforce obligations of confidentiality on any employees or other third parties to which any such confidential Data, know-how or other information is disclosed. Any third party manufacturer must be acceptable to Schering (such acceptance not to be unreasonably withheld) and Schering must have the right on reasonable notice to inspect the facilities where the Product is being Manufactured. At such time as Pharmion's designated manufacturer is capable of Manufacturing the Product on behalf of Pharmion in accordance with the Marketing Authorizations, (i) the requirement contained in Section 7.1 of Pharmion to purchase all of its requirements for the Product from

                  Schering and (ii) the last sentence of Section 7.4 shall, in each case, no longer apply.

6.5 Credit of Payments Under Interim Agreement. All payments made by Pharmion to Schering under the Interim Agreement in respect of the Initial Rights Acquisition Fee or any Renewal Rights Acquisition Fee as defined in Sections 6.1 and 6.2 of the Interim Agreement shall be fully credited against the payments of Purchase Price described in Sections
         6.1 and 6.2 of this Agreement, applied in the sequence in which such payments of Purchase Price are due.

6.6 Adjustment to Purchase Price. If during the term of the Interim Agreement, deliveries of Product to Pharmion by Schering were materially below the amounts requested by Pharmion through the submission of Requested Orders or if during the term of the Interim Agreement there were material disruptions in the timing of the delivery of Product by Schering, but such short-falls in supply or disruptions of supply were not at a level sufficient to constitute a Supply Interruption Event under the provisions of this Agreement, the Parties will negotiate in good faith a reduction of the payments of Purchase Price called for by Section 6.1, 6.2 and 6.3, to take into account the reduced market potential for the Product in the Territory.

7.       MANUFACTURE AND SUPPLY OF PRODUCT

7.1      Requirements Purchase and Sale. Subject to Sections 7.3, 7.4, 7.5 and
         7.6 below, Pharmion will purchase all of its requirements for the Product from Schering during the term of this Agreement and Schering will supply the Product to Pharmion in accordance with Section 12, provided always that Pharmion fulfils its forecasting and ordering obligations hereunder and subject always to the overall limitation on quantities set out in Section 9.3.1 below. Schering will supply Product to Pharmion as Finished Goods as long as Aventis is the Manufacturer and as Semi-Finished Goods thereafter, at which point Pharmion will be responsible for all further Packaging of the Product. Except as otherwise provided herein, Schering will supply the Product exclusively to Pharmion for sale in the Territory.

7.2 European Union Limitation. Pharmion's obligation to purchase all of its requirements for the Product from Schering for sale in the European Union shall expire on the fifth anniversary of the Effective Date, unless Pharmion notifies Schering in writing at least six (6) months prior to said fifth anniversary of its intention to continue to purchase all of its requirements for such Product for sale in the European Union from Schering for the remainder of the term of this Agreement. If no such notice is given, Pharmion shall purchase and Schering shall supply such quantities of the Product for sale in the European Union as are agreed between them on an annual basis and included in the Long-Range Forecast, as contemplated by
         Section 9. For the avoidance of doubt, it is understood and agreed that this subsection 7.2 shall apply only to Pharmion's requirements for the European Union, and nothing contained in this subsection shall be construed to limit Schering's obligation to supply Pharmion's requirements of the Product for countries in the remainder of the Territory.

7.3 If, for any reason during the term of the Agreement, Schering decides to cease marketing of the Product in the Schering Territory and therefore wishes to permanently cease supply of the Product in the Territory, the following provisions shall apply:

7.3.1 Except in the circumstances described in Section 7.4 below, Schering shall give Pharmion at least twenty-four (24) months' prior notice of cessation of supply. Schering shall use Commercially Reasonable Efforts during the twenty-four (24) month notice period to locate another Manufacturer willing and able to supply the Product to Pharmion on similar terms as to supply and price but not otherwise to those contained in this Agreement. Schering does not warrant that such an alternative Manufacturer will be found.

7.3.2 If Schering locates another Manufacturer as aforesaid, the terms and conditions under which the Product will be Manufactured and supplied will be negotiated in good faith between Pharmion and the said Manufacturer, and such terms and conditions will be incorporated into an agreement between Pharmion and the said Manufacturer.

7.3.3 If Schering fails, within a period of six (6) months from commencement of the twenty-four (24) month notice period to locate another supplier in accordance with the terms of Section 7.3.2 above or if Pharmion, on reasonable grounds, rejects such alternative supplier (such decision to be taken by Pharmion no later than four (4) weeks after receipt of details of the proposed supplier from Schering), then Schering will permit Pharmion, with effect from the expiry of the twenty-four (24) month notice period referred to above, to Manufacture or have Manufactured the Product for the term of this Agreement under the Patents and by reference to the Trade Marks, and to supply such Product in the Territory on the terms set out in Section 7.6 below.

7.3.4 If Schering grants Manufacturing rights to Pharmion pursuant to Section 7.3.3, then Schering will, if requested by Pharmion, provide to Pharmion all such reasonable access to Manufacturing know-how, Data and other information within the Control of Schering as is reasonably necessary to enable Pharmion to Manufacture Product according to the requirements of the Marketing Authorizations. Such know-how, Data and other information will be treated as confidential unless the exceptions specified in Section 18.1 apply. To the extent that confidential Data, know-how or other information is required to be disclosed by Schering for the purpose of Manufacturing or having Manufactured the Product, Pharmion will adopt measures to prevent unauthorized disclosure thereof and shall enforce obligations of confidentiality on any employees or other third parties to which any such confidential Data, know-how or other information is disclosed. Any third party manufacturer must be acceptable to Schering (such acceptance not to be unreasonably withheld or delayed) and Schering must have the right on reasonable notice to inspect the facilities where the Product is being manufactured.

7.4 Schering may permanently cease supplying the Product without giving the twenty-four (24) months notice required under Section 7.3.1 if an Agency in the Schering Territory requires the Product to be withdrawn from a market in the Schering Territory for reasons of drug safety or if Schering makes a commercially reasonable decision to withdraw the Product from a market in the Schering Territory for reasons of drug safety. In such event, Schering will give Pharmion such notice as is reasonable in the circumstances. Schering will further notify Pharmion of the reasons for the action and shall discuss in good faith whether the concerns can be resolved in a reasonable manner. Following notice by Schering pursuant to this Section 7.4, the provisions of Sections 7.3.2, 7.3.3 and 7.3.4 shall apply mutatis mutandis. In addition, Schering may permanently cease supplying the Product on provision of twelve (12) months notice in the event that, either: (i) the contract Manufacturer then supplying Product to Schering agrees to continue supply of Product to Pharmion on the same terms as Product was supplied to Schering prior to termination; or (ii) such contract Manufacturer agrees to novate the applicable supply agreement to Pharmion.

7.5 Aventis Supply Agreement: Pharmion has been provided with a copy of the Aventis Supply Agreement, as the same exists on the date hereof, and acknowledges that, as long as Product to be supplied by Schering to Pharmion hereunder is Manufactured by Aventis and/or its authorized sub-contractors, the supply of such Product is subject to the terms and conditions of the Aventis Supply Agreement and any amendments thereto which were consented to by Pharmion. Schering will promptly notify Pharmion of any proposed amendment to the Aventis Supply Agreement (whether proposed by Aventis or Schering) and provide Pharmion with the text of any such proposed amendment and an opportunity to discuss the changes contemplated by such proposed amendment with Schering and will take any reasonable comments by Pharmion into account. Promptly after the execution of any such amendment, Schering will provide a copy of such amendment in its final form to Pharmion. Pharmion shall be deemed to have accepted any such amendment unless it notifies Schering, within ten (10) Business Days of its receipt of such amendment, of Pharmion's decision to reject the provisions of such amendment.

7.6 Change of Manufacturer: Pharmion is aware that Schering intends, on or before July 27, 2009 to transfer Manufacture of the Product from Aventis to another Manufacturer. Schering shall only select a Manufacturer that holds current Manufacturing authorisation with, or holds an internationally recognized equivalent certificate to, the standards detailed in European Community Directive 91/356/EEC. Schering will notify Pharmion promptly and in any event at least twelve (12) months before such transfer of Manufacture is expected to be completed and the Parties will negotiate in good faith any necessary changes to Sections 9 and 12 of this Agreement, and any procedures developed thereunder. Pharmion acknowledges that the transfer of Manufacture from Aventis to another Manufacturer is likely to result in changes to the Manufacturing process and specifications of the Product, some of which may require variations to the Marketing Authorizations. Such variations to the Marketing Authorizations will be made by Pharmion at its own expense. However, Schering will use Commercially Reasonable Efforts to ensure that the change of Manufacturer will not affect the safety or efficacy of the Product. The necessary steps for the improvement of the Manufacturing process and the change of the Manufacturer will be handled within the scope of variation reports submitted to the EMEA. Schering will cooperate with Pharmion by providing the available Manufacturing and other data required to support any required application for variation of Marketing Authorizations. Pharmion is obliged to submit the variations related to changes of the Manufacturing process/Manufacturer without delay to the Agencies in the countries within the Territory in which it holds a Marketing Authorization and in which it is marketing and selling the Product. Such change of Manufacturer may also require changes to the forecasting and ordering procedures listed in this Agreement, and the Parties agree to make any reasonable changes to such procedures resulting from such change of Manufacturer. Costs associated with such change of Manufacturer will be borne by Schering except where such costs are associated with changes requested by Pharmion or where additional work is required only in order to comply with new regulatory or other requirements in the Territory, in which case such costs will be reimbursed by Pharmion.

7.7 Safety Stock. Schering will request Aventis under the Aventis Supply Agreement to produce and maintain two batches of Bulk in order to reduce any gap in supply. Schering will allocate thirty percent (30%) of such safety stock batches for production for Pharmion to alleviate a gap in supply, and Pharmion will reimburse Schering 30,000 Euros per year towards the cost of maintaining such safety batches.

7.8 Communication: Schering will keep Pharmion informed, on a regular basis, of key developments in the plan for transfer of Manufacturing.

7.9 Absence of Claim. Except as otherwise provided in Section 6.4, where Schering has complied with its obligations under this Section 7, Pharmion shall have no claim or remedy against Schering arising from Schering's cessation or failure to supply Product.

7.10 Chiron License. In case Pharmion takes over the full or partial responsibility for the Manufacture of Product under the terms of this Agreement Pharmion will use Commercially Reasonable Efforts to obtain a license from Chiron under the Chiron License Agreement. In such scenario, pending receipt by Pharmion of such a direct license from Chiron, Schering will grant to Pharmion the appropriate sublicense subject to the terms of the Chiron License Agreement.

8.       PRODUCT RETURNS

8.1 Returns: Schering will accept returns of Product, in accordance with Schering's standard policies, from entities within the Territory that purchased the Product prior to the Inception Date and which are returned prior to the First Anniversary of the Inception Date (whether from Schering or Aventis) and shall keep Pharmion informed, on a regular basis, of both the volume of such returns and the customers from whom such returned Product was obtained.

9.       FORECASTING AND ORDERING

9.1 Long-Range Forecast: On the Effective Date, and on a monthly basis thereafter, Pharmion shall furnish Schering with a rolling monthly forecast of the quantities by SKU that Pharmion intends to order during the succeeding twenty-one (21) month period (the "Long-Range Forecast"). The Long-Range Forecast shall represent the most current estimates for planning purposes but shall not be purchase commitments.

9.2      Firm Orders:

         To the extent consistent with the volume limitations set forth in
         Section 9.3 below, the first three (3) months of the Long-Range Forecast, as updated monthly, shall be non-cancelable legally binding commitments on the part of Schering to supply and on the part of Pharmion to purchase, the quantity of Product by SKU as set forth in the Long-Range Forecast (each such first 3 month commitment, a "Firm Order"). Pharmion shall confirm monthly each Firm Order for the next three month period in writing to Schering; provided, however, that Pharmion's failure to deliver such confirmation shall not impact Pharmion's obligation to purchase such quantities.

9.3      Variations of Long-Range Forecasts:

         9.3.1 With every monthly update of the Long-Range Forecast, each of months four through six can be increased or decreased without regard to SKU by twenty percent (20%) of the quantity forecast in the Long-Range Forecast of the previous month. Each of months seven through eighteen can be increased or decreased without regard to SKU by fifty percent (50%) of the quantity forecasted in the Long-Range Forecast of the previous month. Within each Long-Range Forecast period the quantity forecast for any given month may not exceed three hundred and sixty percent (360%) of the quantity forecast for the fourth month of such Long-Range Forecast, always subject to the limitation on monthly order increase or decrease set out above in this
                  Section 9.3.1. Unless consented to in writing by the Parties, each Firm Order must be for that quantity of Product that is consistent with the variations permitted in the Long-Range Forecast under this Section 9.3.1.

         9.3.2 If Schering is informed by the Manufacturer that the Manufacturer anticipates that it will be unable to meet any Firm Order for Product, Schering shall promptly notify Pharmion

9.4 Terms of Firm Orders: Any Firm Orders, or related purchase orders, purchase order releases, confirmations, acceptances, advices and similar documents submitted by either Party in conducting the activities contemplated under this Agreement are for administration purposes only and shall not add to or modify the terms of this Agreement. To the extent of any conflict or inconsistency between this Agreement and any such document, the terms and conditions of this Agreement shall control as to a particular order, unless otherwise agreed to in writing by the Parties.

9.5 Priority of Supply for the Initial Indication: Schering shall use Commercially Reasonable Efforts to satisfy Pharmion's requirements for Product with respect to the Initial Indication. However, Schering's obligation to supply Product under this Agreement shall (in addition to the other limitations included in this Section 9) at all times be subject to the condition that Schering is able to obtain a sufficient supply of such Product for sale both inside and outside the Territory with respect to the Initial Indication. In the event that Product available to Schering for such purpose is in short supply, Schering shall notify Pharmion of such shortage as soon as possible. In the event there is a short supply of Product with respect to the Initial Indication and Schering cannot supply Product to Pharmion in an amount equal to Pharmion's Firm Order, then Schering shall allocate Product between the Schering Territory and the Territory in proportions equivalent to the average of:

         (i) the percentage of total units of Product sold with respect to the Initial Indication in the Schering Territory and in the Territory, and

         (ii) the percentage of total Net Sales of Product sold with respect to the Initial Indication in the Schering Territory and in the Territory,


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

         in each case during the six (6) months preceding such period of short supply; provided, however, that a minimum of thirty percent (30%) of the available Product will be allocated to each Party.

9.6 Priority of Supply for the Additional Indications: In the event that Pharmion and Schering are marketing the Product for the Initial Indication and either Pharmion or Schering markets the Product for an Additional Indication (the "Marketing Party") such that Firm Orders placed by the Marketing Party for supply of Product (together with those placed by the other Party) would cause the Manufacturer to exceed the normal maximum capacity of its Manufacturing facility (the "Output Ceiling"), as determined by the written statement of such Manufacturer, then

         (a) Schering will allocate Product such that each of Pharmion and Schering will receive an allocation of Product equal to the average of the last two quarterly orders placed by such Party for the Product with respect to the Initial Indication in its territory, provided that such orders were made to reasonably meet the market needs for the Initial Indication; and

         (b) Schering will then allocate an amount equal to the excess of the Output Ceiling over the aggregate amount of allocations under Section 9.6(a) (the "Additional Indication Allocation") to the Marketing Party; and

         (c) In the event that Pharmion and Schering are each a Marketing Party, Schering will then allocate the Additional Indication Allocation between Schering and Pharmion on the basis of proportionality of orders placed by each of the Parties for the Product in the Additional Indication, subject to the application of the calculation rules contained in the provisions of Section 9.5 mutatis mutandis; and

         (d) In the event that the Additional Indication Allocation is insufficient to fulfill the remaining orders for the Product (the "Unfulfilled Orders"), then Schering will notify Pharmion of such fact as soon as possible and then (i) both Parties shall together request the Manufacturer for an expansion in capacity (in order to raise the Output Ceiling) sufficient to satisfy Unfulfilled Orders for the ensuing three years and
                  (ii) in the event that the Manufacturer is unwilling to, or cannot, increase the Output Ceiling, then the Marketing Party with Unfulfilled


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

                  Orders shall have the right, at its own expense and risk, to contract with another production company (the "Back-Up Manufacturer") for the production and supply of Product to the extent necessary to attract such manufacturer, and Section
                  7.3.4 shall apply mutatis mutandis to the extent Pharmion is the Marketing Party seeking the Back-Up Manufacturer; and

         (e) In the event that firm orders placed by both Pharmion and Schering as a Marketing Party exceed the capacity of the Back-Up Manufacturer to satisfy Unfulfilled Orders, Schering will then allocate Product Manufactured by the Back-Up Manufacturer to each Marketing Party on the basis of the calculation rules contained in the provisions of Section 9.5 mutatis mutandis.

9.7 Output Ceiling. Schering hereby represents to Pharmion that to its knowledge the Output Ceiling of Aventis on the Effective Date is Finished Goods that equate to 90 kg of Bulk per annum. Schering shall promptly notify Pharmion upon receipt of any notice from Aventis of any change in the Output Ceiling. In addition, upon a change in the Manufacturer contemplated by Section 7.6, Schering shall notify Pharmion of the Output Ceiling of such Manufacturer when its Manufacturing of Product commences on a commercial scale and thereafter upon receipt of any notice from the Manufacturer of any change in the Output Ceiling.

10.      PACKAGING AND LABELING; USE OF NAME

10.1     Packaging and Labeling.

         10.1.1 Pharmion shall be responsible for all costs of developing new Packaging and labeling for the Product, provided, however, that for obsolete inventory of Packaging and labeling materials, such responsibility will only extend to obsolete inventories sufficient for up to six (6) months, and shall provide Schering all art work (from vendors approved by Pharmion) and wording to be applied to each Product, which shall be consistent with Agency approved labeling for the Product in the Territory.

         10.1.2 Pharmion shall be responsible for ensuring that all Packaging and labeling, including, but not limited to, the package make-up, package inserts and other elements relating to Packaging as well as all promotional material, complies with all laws and regulations applicable to such Packaging and labeling in the Territory.

         10.1.3   Pharmion shall provide the information required under this
                  Section 10 to Schering in advance of delivery requirements for the Product set forth in this Agreement.

         10.1.4 In case Schering or the Manufacturer requires changes to the Packaging for technical reasons (e.g. changes to Packaging technology or equipment), Schering shall bear all costs of such changes and the obsolete inventory of Packaging and label materials, if any, resulting therefrom.

         10.1.5 After each change of Packaging material, twenty-five (25) samples of each new Packaging material shall be provided to Pharmion.

10.2 Name Use: Schering grants Pharmion a non-exclusive, royalty-free limited right and sub-license, under Schering's rights pursuant to the Aventis Supply Agreement, to use the "Aventis" name solely for the purpose of identifying Aventis as the Manufacturer on all Packaging materials, labels, inserts and any other printed matter included in the Product to the extent required by law, regulations and codes of practice in the Territory, on a country-by-country basis.

11.      QUALITY OF PRODUCT

11.1     Manufacturing and Product Changes

         11.1.1   PRODUCT CHANGES: Except for the Required Changes defined in
                  Section 11.1.2 below, Schering shall not make or allow to be made any changes to the Product, Specifications, Manufacturing or Packaging that would require variations to the Marketing Authorization or notification in any country of the Territory, without the prior written consent of Pharmion, such consent not to be unreasonably withheld or delayed. Schering will use Commercially Reasonable Efforts to ensure that the timing of Schering's notice to Pharmion of any such change shall permit adequate time for Pharmion to make any necessary regulatory filings and obtain any necessary approval of the corresponding variation to the Marketing Authorization thereof from Agencies prior to the change being implemented.

         11.1.2 REQUIRED CHANGES: The following changes shall constitute Required Changes: (i) changes to the Specifications or Manufacturing or Packaging processes that are required by laws (including, without limitation, GMP), or by medical or scientific concerns as to the toxicity, safety and/or efficacy of the Product (collectively "Required Changes"); (ii) changes to the Specifications or Manufacturing or Packaging processes which arise out of the change of Manufacturer from Aventis to a third party as provided in Sections 7.5 ; and (iii) changes which Schering reasonably considers necessary or desirable and which do not change the character or identity of the Product in such a way as to have an adverse effect on Pharmion's interest in the Product in the Territory. The Parties shall cooperate in making such Required Changes promptly. If a Required Change is necessary because of laws that apply in the Territory but not in the Schering Territory, all costs of making such Required Change shall be borne by Pharmion. Conversely, if a Required Change is necessary because of laws that apply in the Schering Territory but not in the Territory, all costs of making such Required Change shall be borne by Schering. If a Required Change is required by Agencies in both the Territory and the Schering Territory, then Schering and Pharmion shall share equally the cost of such Required Change. If, despite the exercise of Commercially Reasonable Efforts, Schering is unable to make or have such Required Change made without material adverse effects on the Product in the Schering Territory, Schering shall not be required to make such change.

         11.1.3 DISCRETIONARY CHANGES: Pharmion may request changes to the Specifications or Manufacturing or Packaging process that are not Required Changes, including, but not limited to, changes to the existing Product, Product line extensions, or changes to the existing or additional Packaging because the Product will be commercialized in countries other than those where the Product is commercialized as of the Effective Date (collectively "Discretionary Changes"). Schering shall use Commercially Reasonable Efforts to have such Discretionary Changes made unless Schering in good faith considers that such Discretionary Changes requested by Pharmion will have a material adverse effect on the Product or on Schering's ability to

                  Manufacture the Product or on Schering's interests in the Product in the Schering Territory.

         11.1.4 COSTS OF DISCRETIONARY CHANGES: Any and all costs associated with Discretionary Changes which are not requested by Schering (including internal administrative costs and the use of external technical consultants by Schering with the written consent of Pharmion, which shall not be unreasonably withheld or delayed, in effectuating such changes) shall be borne by Pharmion. Any and all costs associated with Discretionary Changes initiated by Schering shall be borne by Schering.

11.2     Representations and Warranties by Schering Regarding Manufacturing:
         Schering hereby warrants that during the Term:

         11.2.1 it will use Commercially Reasonable Efforts to have or procure the necessary expertise, personnel, facilities and equipment to Manufacture and Pack the Product as Finished Goods or Semi-Finished Goods in accordance with this Agreement;

         11.2.2 it will use Commercially Reasonable Efforts to procure that the premises, plant and machinery, equipment and procedures used with respect to Product are in compliance with applicable GMP or guidelines of other relevant Agencies; and

         11.2.3 all Product will be Manufactured and Packed by or on behalf of Schering in material compliance with applicable provisions of the requirements of any relevant Agency and in accordance with the Specifications.

11.3 Stability and Record-Keeping: Schering shall ensure that the Manufacturer shall:

         11.3.1 select and retain samples of each batch and lot of Finished Goods or Semi-Finished Goods and conduct an ongoing stability program in accordance with the provisions of any Marketing Authorization on selected batches and maintain all legally required samples, documents, and records including, without limitation, batch and lot production, quality control and stability records, for such period as is required by any Agency in the Territory, and

         11.3.2 make available for review by Pharmion, at any reasonable time, all records relevant to the performance of the Manufacturer hereunder and necessary for the discharge by Pharmion of its obligations as Marketing Authorization holder in the Territory, including written investigations of any deviations that may have been generated from Manufacturing, Packaging, inspection or testing processes.

11.4 Inspection: Upon reasonable notice to Schering, and in a manner calculated not to unreasonably interfere with Schering's or the Manufacturer's conduct of business, Schering shall, subject to delivery to Schering and the Manufacturer of appropriate confidentiality agreements, allow Pharmion's employees or representatives to inspect the Manufacturing, Packaging, testing, storing, stability and quality control facilities and/or programs of the Manufacturer or Schering which relate to the Product in the Territory and which Pharmion reasonably needs to inspect in order to discharge its obligations as Marketing Authorization holder in the Territory. The right of inspection shall not be deemed to encompass a GMP audit.

12.      DELIVERY

12.1 Delivery Dates: Unless otherwise agreed to by the Parties, deliveries shall be made on a monthly basis. Product ordered for a particular month shall be delivered within ninety (90) days of the date in which such month in the Long-Range Forecast first becomes a Firm Order. At the time Pharmion places a Firm Order, Pharmion will provide Schering with specific delivery dates. To the extent that such delivery dates are consistent with such ninety (90) day period, Schering shall acknowledge such delivery dates in its order confirmations, whereupon such delivery dates shall become binding.

12.2 Delivery: Deliveries of Product shall be made Ex Works ("EXW") (as such term is defined in the INCOTERMS 2000) Manufacturer's Packing facility. Title in the Product and all risks of loss or damage to Product shall remain with Schering until Product is delivered to the carrier for shipment at the EXW point at which time title and all risks of loss or damage shall transfer to Pharmion. Schering agrees to, in accordance with Pharmion's reasonable written instructions, arrange for shipping and insurance, to be paid by Pharmion from the EXW point to such locations as are requested by Pharmion. Pharmion may select the freight carrier used by Schering to ship the Product and may monitor Schering's shipping and freight practices as they pertain to this Agreement; provided, however, if the freight carrier selected by Pharmion fails to arrive on the scheduled date and time, all risks of loss or damage shall transfer to Pharmion at the time when the selected carrier was scheduled to arrive.

12.3 Timing of Delivery: Schering shall use Commercially Reasonable Efforts to meet the delivery dates and order quantities indicated in Pharmion's binding and accepted Firm Orders for the Product. If any circumstances occur that could result in any delivery delay or significant variation in quantity, Schering shall immediately inform Pharmion thereof in sufficient detail for Pharmion to assess the likelihood that such delivery delay or variation in quantity will adversely affect its inventory situation. Any shipment delivered that is within plus or minus five percent (+/-5%) of the quantity ordered and/or plus or minus five (+/-5) Business Days of the delivery date specified on the relevant Firm Order will be considered as delivered on time.

12.4     Inspection and Acceptance

         12.4.1   DEFECTS

                  (a) Promptly, but in no case later than eight (8) Business Days of receipt of a shipment of Product, Pharmion shall inspect (or have inspected) such shipment for transport damages, completeness and, as far as reasonably possible, any other defects. Pharmion shall promptly, and in no event more than eight (8) Business Days after receipt of such Product, notify Schering of such defect.

                  (b) Within forty-five (45) days after the Inception Date, the Parties will agree upon the quality control procedures to be used by Pharmion to determine if the Product is in compliance with Specifications (the "Quality Control Procedures"). Pharmion shall promptly, and in no event more than eight (8) Business Days after such defect was discovered using the Quality Control Procedures (but in no event later than forty-five (45) days after receipt of such shipment) notify Schering if any shipment of Product includes Product that is not in conformance with the applicable Specifications

         12.4.2 LATENT DEFECTS: In the case of Product with latent defects not readily discoverable within the forty-five (45) days set forth in Section 12.4.1(b) using the Quality Control Procedures, Pharmion shall promptly, and in no event more than eight (8) Business Days of discovery of such latent defect, notify Schering of such latent defect.

         12.4.3 FAILURE TO NOTIFY: If Pharmion fails to notify Schering of a defect in accordance with Section 12.4.1 or 12.4.2, the Product shall be deemed to be acceptable to Pharmion.

         12.4.4 DISAGREEMENT REGARDING DEFECTIVE PRODUCT: If Schering does not agree with Pharmion's analysis that a shipment includes a Product with a defect ("Defective Product"), then the parties will submit the Shipment Samples (as defined in Section 12.6) taken from the batch corresponding to the allegedly Defective Product, to a mutually agreeable independent testing laboratory to verify the alleged nonconformity in accordance with the testing procedures set forth in the Technical Assistance Agreement. Such independent laboratory shall determine if the Shipment Samples are in compliance with the Specifications using the Quality Control Procedures. The findings of such independent laboratory shall be binding upon the Parties. The fees and expenses charged by such laboratory shall be paid by the Party in error.

         12.4.5 REPLACEMENT OF DEFECTIVE PRODUCT: If any shipment of Product does not comply with the Specifications, for reasons primarily attributable to Schering or the Manufacturer, Schering shall remedy or have remedied such defect at its own cost and in agreement with Pharmion. If this is not possible or advisable for regulatory, technical, quality, medical or economic reasons, the shipment shall be properly destroyed and/or disposed of at Schering's expense. Schering shall not be entitled to any remuneration for any such unusable shipment. Schering shall use Commercially Reasonable Efforts to provide a replacement delivery as quickly as possible contingent upon the receipt or availability of all Pharmion supplied Components and Bulk.

         12.4.6 ABSENCE OF CLAIM: Except as otherwise provided in this Agreement, where Schering has complied with its obligations under this Section 12, Pharmion shall have no claim or remedy against Schering arising from the delivery of defective Product.

12.5 Certificates of Analysis and Compliance: Schering shall deliver to Pharmion, together with each delivery of each batch of Product, the corresponding Certificate of Compliance and the Certificate of Analysis relating to such batch. The Certificate of Analysis shall give full analytical results with respect to regulatory Specifications for each batch. The Qualified Person working for the Manufacturer shall sign a Certificate of Compliance confirming that the Product has been made and tested in accordance with the master batch record, the Specifications and the test methods specified in the approved registration dossier. Schering shall promptly inform Pharmion of significant events and/or results including, but not limited to, quality incidents and batch deviations which may have occurred during the Manufacturing and/or Packing and which might affect the quality of the Product.

12.6 Shipment Samples: Schering shall ensure that Manufacturing and quality control documentation as well as sufficient and representative retained samples of the relevant Semi-Finished Goods or Finished Goods ("Shipment Samples") are maintained, in compliance with GMP. The responsible persons for quality control for both Parties shall agree upon the amount of Shipment Samples to be retained for this purpose. The amount of retained shipment samples shall be sufficient to perform at least two (2) full tests, as described in Section 5.5 of the Technical Assistance Agreement.

13.      SUPPLY PRICE

13.1 Schering shall supply Product to Pharmion at the Manufacturer's Supply Price plus a five percent (5%) mark-up (the "Supply Payment").

13.2 For as long as Aventis is the Manufacturer, increases in Manufacturer's Supply Price will be calculated in accordance with the provisions of
         Article 7 of the Aventis Supply Agreement. Schering shall keep Pharmion informed of all proposed and actual increases in the Manufacturer's Supply Price as soon as such increases are notified to Schering.

13.3 Pharmion acknowledges that Schering is obliged to pay royalties to Chiron under the terms of the Chiron License Agreement in respect of the global Product sales. Pharmion will therefore make the following payments in addition to the Supply Payments for the term of the Chiron License Agreement:

                  4% on all payments from Pharmion to Schering in respect of Product supplied to Pharmion by Schering ("Pharmion Supply Payments") until the total of sales by Schering to Pharmion for the Territory and sales by Schering to third parties in the Schering Territory ("Schering Net Chiron Sales") reach
                  (euro)51,129,200 per calendar year;

                  3.5% on all Pharmion Supply Payments in respect of Schering Net Chiron Sales between DM100 million and (euro)153,387,600 per calendar year;

                  3% on all Pharmion Supply Payments in respect of Schering Net Chiron Sales between DM300 million and (euro)306,775,200 per calendar year; and

                  2.5% on all Pharmion Supply Payments in respect of Schering Net Chiron Sales in excess of (euro)306,775,200 per calendar year.

         13.3.1 PAYMENT MECHANISM FOR CHIRON ROYALTIES. Pharmion shall pay the royalties described in Section 13.3 to Schering on a calendar quarterly basis, commencing with the quarter in which the Effective Date occurs, based upon Pharmion Supply Payments made during the preceding quarter, such payments to be made within 45 days after the end of each such calendar quarterly period. During the course of each calendar year, the royalty rate paid by Pharmion to Schering on a quarterly basis, will be the weighted average royalty rate applicable to the Schering Net Chiron Sales achieved during the immediately preceding calendar year, with the running rate for the calendar year in which the Effective Date occurs being hereby established at 4.0%. Within sixty (60) days after the completion of each calendar year during the term of this Agreement, Schering will deliver a certificate to Pharmion, prepared by a senior officer in its accounting department, setting forth a calculation of the royalties actually paid by Schering to Chiron under the Chiron License Agreement, the applicable percentage royalty rates utilized to determine such royalties, the amount of minimum royalties paid to Chiron that were not otherwise credited against running royalties payable to Chiron, and an allocation of such payments between Schering and Pharmion ("Allocated Royalty Payments"). Such certificate shall also set forth a calculation of the amount by which the Allocated Royalty Payments attributable to Pharmion Supply Payments were either greater than or less than the royalty payments actually made by Pharmion to Schering in respect of Chiron royalties during the immediately preceding calendar year. If such certificate shows that the amounts paid by Pharmion to Schering during such calendar year exceeded the Allocated Royalty Payments attributable to Pharmion, Schering shall promptly pay the difference to Pharmion by wire transfer, and, conversely, if such certificate shows that the Allocated Royalty Payments attributable to Pharmion exceeded the amounts paid by Pharmion to Schering during such calendar year in respect of Chiron royalties, Pharmion shall promptly pay the difference to Schering by wire transfer.

13.4 Payment for the Product shall be made by Pharmion to Schering in the following manner and provided that Pharmion has first received an invoice from Schering in respect thereof:

         13.4.1 payment shall be made within thirty (30) days of the end of the calendar month in which Schering delivers the Product to Pharmion and Pharmion accepts such Product in accordance with
                  Section 12.4.1;

         13.4.2 payment shall be made by Pharmion in Euro to such bank account as Schering shall from time to time in writing designate; and

         13.4.3 payment shall be made together with any value added or other sales tax which may be due thereon.

13.5 Payments not made on the due date shall bear interest beginning the due date and ending the payment date at the one-month EURIBOR fixed on the due date plus 1% per annum, calculated on the basis of a 360-day year, actual days elapsed. The interest rate shall be adjusted and interest shall be compounded in arrears each month from the due date.


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

14.      ADVERSE REACTIONS; COMPLAINTS

14.1 Preparation of Standard Operating Procedure: Each Party will have reporting responsibility in its own territory and for exchange of drug related information arising out of its territory with the other Party. Within sixty (60) days of execution of this Agreement, the Parties agree to enter into a standard operating procedure to govern collection, investigation and reporting to regulatory authorities and to each other of Product-related adverse drug experience reports, quality reports, and complaint reports, such that each of the Parties can comply with its legal obligations worldwide. The standard operating procedure will be promptly amended as changes in legal obligations require.

14.2 Agency Action: The Parties agree to notify each other as soon as possible of any information received by a Party regarding any threatened or pending action by an Agency which may affect the safety or efficacy claims of the product or the continued marketing of the Product.

14.3 Each Party shall have the sole responsibility for responding to questions and complaints from its customers and for reporting adverse drug events (as defined by the applicable regulations) to the relevant health authorities in the countries in its respective territory in which it holds Marketing Authorization, unless otherwise required by applicable laws, rules or regulations. Each Party is responsible for providing submissions and information to appropriate regulatory authorities and the other Party regarding regulatory issues, including pharmaco-vigilance and safety submissions concerning the Product, in the Territory. Each Party will cooperate with the other Party in reporting adverse events as provided in this Article 14.

14.4     Product Recalls

         If any governmental authority having jurisdiction requires or reasonably requests either Party to recall any Product due to a defect in the Manufacture, processing, packaging or labeling of the Product or for any other reason whatsoever, such Party shall immediately notify the other Party to this Agreement. Each Party shall also have the right to initiate a recall in its own territory in the absence of a request from a governmental authority after consultation with the other Party.


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

         Prior to commencing any recall, the Party commencing such recall shall review with the other Party the proposed manner in which the recall is to be carried out. Each Party agrees to follow any reasonable advice of the other Party as to the manner of carrying out the recall, so long as such advice is not contrary to any instructions of any governmental authority involved in the recall. The Party commencing the recall shall carry out the recall in the manner agreed upon between Schering and Pharmion in as expeditious a manner as possible and in such a way as to cause the least disruption to sales of the Product and to preserve the goodwill and reputation attached to the Product and to the names of the Parties. Without prejudice to Pharmion's rights against Schering pursuant to this Agreement, Pharmion shall bear all costs of any product recall carried out in the Territory; provided that Schering shall promptly reimburse Pharmion for cost of any recall resulting from the Product having latent defect.

15.      UNDERTAKINGS OF PHARMION; IMPROVEMENTS

15.1     Throughout the term of this Agreement, Pharmion shall:

15.1.1 at its own expense, use Commercially Reasonable Efforts actively to promote sales of the Product, after the Effective Date, in all countries in the Territory in which it is commercially reasonable to do so, taking into account the Product's Commercial Potential;

15.1.2 obtain and maintain all necessary consents, permits and approvals to sell the Product in the Territory, including the Marketing Authorizations, and comply with all relevant laws and regulations in connection therewith;

15.1.3 recognise the exclusive ownership by Schering of the Patents and of any proprietary Schering name, logotype or Trade Marks furnished by Schering (including Schering's affiliates) for use in connection with the Product;

15.1.4 not, either while this Agreement is in effect or at any time thereafter, register, use or challenge or assist others to challenge the Trade Marks or attempt to obtain any right in or to any such name, logotype or trade mark similar to the Trade Marks in relation to the Product as defined in this Agreement;

15.1.5 subject to the provisions of Sections 6.4, 7 and 9.6(d), not grant sublicenses or assignments to third parties under the Patents or the Trade Marks and not pledge the Patents or the Trade Marks or make them the subject of any other rights in rem; provided that Pharmion shall have the right, without the consent of Schering but on written notification to Schering to sublicense its distribution and Data rights hereunder (but not any further rights under this Agreement) to: (i) Affiliates; and (ii) a Recognized Agent who would otherwise be prevented legally from distributing the Product in the country in which he has been selected to act as Recognized Agent.

15.1.6 ensure that each designated Recognized Agent shall fully abide by the terms and conditions in this Agreement, including without limitation the confidentiality obligations contained in Section 18 of this Agreement ;

15.1.7   notify Schering:

                  (a) as soon as reasonably practicable of any complaints received by it from customers, users or prescribers in relation to the Product in the Territory; and

                  (b) forthwith of any actual, suspected or alleged adverse effect of or defects with or in the Manufacture of the Product of which it becomes aware. In determining what constitutes "forthwith" notification as referred to above, Pharmion recognises and acknowledges that at all times Schering is subject to certain pharmacovigilance obligations under Directive 75/319/EEC and any applicable Regulations, Directives or guidance amending, replacing or implementing the same;

                  it being understood that once the standard operating procedures contemplated by Section 14.1 are established between the Parties, the foregoing notices shall be provided in accordance with such procedures;

15.1.8 not cause or permit anything which may damage or endanger the Trade Marks or the Patents or other intellectual property of Schering or Schering's title to it or assist or allow others to do so;

15.1.9 notify Schering of any suspected infringement of the Trade Marks or the Patents and take such reasonable action as Schering may direct at Schering's expense in relation to such infringement.

15.1.10 not modify or alter the Trade Marks or do anything which might reasonably be expected to damage the Trade Marks;

15.1.11 indemnify Schering from any damage claims of third parties if Pharmion should use the Patents or the Trade Mark contrary to the provisions of this Agreement;

15.1.12 market, sell and distribute the Product only in livery and in packaging as notified by Pharmion to Schering and agreed by Schering, such agreement not to be unreasonably withheld or delayed. Pharmion will be responsible for the accuracy of any information which it supplies to Schering in connection with the requirements for the Manufacture, packaging, labelling, marketing and sale of the Product, to the extent that the accuracy of such information may relate to compliance with legal and regulatory requirements, and will indemnify Schering against any failure on its part to fulfil its obligations under this section;

15.1.13 following the transfer of the Marketing Authorizations, ensure the compliance of the Product' labels and packaging with the requirements of the Marketing Authorizations and notify Schering of any breach of those requirements; and

15.2     Pharmion hereby warrants that:

15.2.1 This Agreement is a legal and valid obligation binding upon Pharmion and enforceable in accordance with its terms. The execution, delivery and performance of the Agreement by Pharmion does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it is bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

15.2.2 Pharmion has not, and during the term of this Agreement will not, grant any right to any third party which would conflict with the rights granted to Schering hereunder.

15.2.3 Pharmion is a wholly owned subsidiary of Pharmion Corporation, a Delaware corporation. The execution, delivery and performance of the Agreement by Pharmion Corporation for purposes of the guarantee contained in Section 33 below does not conflict with any agreement, instrument or understanding, oral or written, to which Pharmion Corporation is a party or by which it is bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

15.3 Improvements: Each Party shall forthwith disclose to the other Party details of all Improvements made by it during the term of the Agreement. Such Party shall grant to the other Party a non-exclusive, irrevocable, worldwide, royalty-free license, without limit of time, with the right to assign and to grant sub-licenses thereunder, to use all Improvements made by or on behalf of it during the term of this Agreement and to use and exploit all intellectual property rights in respect thereof owned by it or any assign or successor in title of it.

16.      UNDERTAKINGS AND WARRANTIES OF SCHERING

16.1     Throughout the term of this Agreement, Schering shall:

16.1.1   notify Pharmion:

                  (a) as soon as reasonably practicable of any complaints received by it from customers, users or prescribers in relation to the Product in the Schering Territory; and

                  (b) forthwith of any actual, suspected or alleged adverse effect of or defects with or in the Manufacture of the Product of which it becomes aware. In determining what constitutes "forthwith" notification as referred to above, Pharmion recognises and acknowledges that at all times Schering is subject to certain pharmacovigilance obligations under Directive 2001/83/EC and any applicable Regulations, Directives or guidance amending, replacing or implementing the same, and Schering recognizes and acknowledges that similar obligations will apply to Pharmion upon the transfer of the Marketing Authorizations;

                  it being understood that once the standard operating procedures contemplated by Section 14.1 are established between the Parties, the foregoing notices shall be provided in accordance with such procedures;

16.1.2 at its own expense, maintain the Trade Marks and the Patents, including the payment of all renewal fees, and not assign or license the Trade Marks to any person without Pharmion's prior written consent, such consent not to be unreasonably withheld;

16.1.3 at its own expense, take all such steps, including initiating proceedings, as Pharmion may reasonably require to stop any alleged infringement of the Trade Marks or the Patents in the Territory or to defend the Trade Marks or the Patents from any attack, including any invalidity or revocation proceedings; at Schering's request, Pharmion shall give Schering all reasonable assistance in respect of any such proceedings, subject to Schering meeting all reasonable costs and expenses incurred by Pharmion in giving such assistance. If Schering is not willing or interested in initiating action against an infringer, Pharmion shall be entitled, but not obligated, to enter an action in its own name based on the infringement of the Trade Marks or Patents subject to Schering's consent. Schering may only refuse its consent for good cause and will give Pharmion all assistance as Pharmion may reasonably request in connection with any such action;

16.1.4 Schering shall have the exclusive right to enter oppositions against the filing or registration of trade marks. The same shall apply for petitions for cancellations and actions for cancellations entered against the registration of the trade marks of third parties; and

16.1.5 not cause or permit anything which may damage or endanger the Trade Marks or the Patents or other intellectual property of Schering or Schering's title to it or assist or allow others to do so.

16.2     Schering hereby warrants that:

16.2.1 This Agreement is a legal and valid obligation binding upon Schering and enforceable in accordance with its terms. The execution, delivery and performance of the Agreement by Schering does not conflict with any agreement, instrument or understanding, oral or written, to which it is a Party or by which it is bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

16.2.2 Schering has not, and during the term of this Agreement will not, grant any right to any third party which would conflict with the rights granted to Pharmion hereunder.

16.2.3 it is the owner or licensee of the Trade Marks and, unless indicated otherwise in Schedule 4, to the best of the knowledge and belief of Schering, the use of the Trade Marks and the supply of the Product in the Territory by Pharmion will not infringe the intellectual property rights of any third party; and

16.2.4 it is the owner of, or it has the right to use, and is entitled to permit Pharmion to use in accordance with the terms of this Agreement, the Data.

17.      RIGHT OF FIRST REFUSAL

         In the event that: (i) Schering or an Affiliate should decide to license or sell all of its rights to the Product in the Schering Territory to a third party; or (ii) Pharmion should decide to license or sell all of its rights to the Product in the Pharmion Territory, in each case in a stand-alone transaction, Schering or Pharmion, as the case may be, shall first provide the other Party with notice of this intention and shall provide the other Party with a period of six weeks during which the Parties - if the receiving Party so decides - will negotiate in good faith to obtain rights to the Product in the other Party's Territory. If the Parties shall not come to an agreement within such six weeks period, the disposing Party shall be entitled to license or sell such rights to any third party provided that it does not do so on terms more favorable to the third party than those offered to the other Party.

18.      CONFIDENTIALITY

18.1 Except to the extent expressly authorized by this Agreement or otherwise agreed in writing, the Parties agree that, for the term of this Agreement and for seven (7) years thereafter, the receiving Party shall keep confidential and shall not publish or otherwise disclose or use for any purpose other than as provided for it by this Agreement any Data or other information and materials furnished to it by the other Party pursuant to this Agreement (collectively "Confidential Information"), except to the extent that it can be established by the receiving Party that such Confidential Information:

         (a) was already known to the receiving Party, other than under an obligation of confidentiality, at the time of disclosure by the other Party;

         (b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;

         (c) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement;

         (d) was disclosed to the receiving Party, other than under an obligation of confidentiality, by a third party who had no obligation to the disclosing Party not to disclose such information to others; or

         (e) was subsequently developed by the receiving Party without use of the Confidential Information as demonstrated by competent written records.

18.2 Each Party may disclose Confidential Information hereunder to the extent that such disclosure is reasonably necessary for exercising its rights and carrying out its obligations under this Agreement and in complying with applicable governmental regulations or conducting preclinical or clinical trials as authorized under this Agreement, provided that if a Party is required by law or regulation to make any such disclosure of the other Party's Confidential Information it will, except where impracticable for necessary disclosures (for example, in the event of medical emergency), give reasonable advance notice to the other Party of such disclosure requirement and, except to the extent inappropriate in the case of patent applications, will use its reasonable efforts to secure confidential treatment of such Confidential Information required to be disclosed.

18.3 This Article 18 shall survive termination or expiration of this agreement for a period of ten (10) years.

18.4 Publications. Each Party shall use Commercially Reasonable Efforts to ensure, as to any clinical study of the Product which is supported by such Party (a "Sponsoring Party") (whether for the Initial Indication or any Additional Indication), that the principal investigator for such study agrees to send to both Parties, or permit the Sponsoring Party to send to the other Party (the "Receiving Party"), prior to submission for publication, a copy of a manuscript describing the results of such clinical study. The Receiving Party will promptly review such manuscript and send any comments which it may have to the Sponsoring Party, no later than thirty (30) days after receipt of such manuscript. Provided such comments are given on a timely basis, the Sponsoring Party will give due consideration to the comments of the Receiving Party and will use Commercially Reasonable Efforts to ensure that such principal investigator will give due consideration to the comments of the Receiving Party and will not submit such manuscript for publication until the Sponsoring Party has had an opportunity to consider the comments of the Receiving Party. Nothing herein contained, however, shall preclude the Sponsoring Party or the principal investigator from submitting any such manuscript for publication after the procedures described above have been followed, nor shall either the Sponsoring Party or the principal investigator be required to accept any amendments, additions or deletions in any such manuscript proposed by the Receiving Party. Following publication of any such manuscript, each Party shall be entitled to make such manuscript available to physicians in its Territory, or the Schering Territory, as the case may be.

19.      INDEMNITIES AND INSURANCE

19.1 Schering will indemnify and hold Pharmion and its Affiliates, and their employees, officers and directors harmless against any loss, damages, action, suit, claim, demand, liability, expense, bodily injury, death or property damage (a "Loss"), that may be brought, instituted or arise against or be incurred by such persons to the extent such Loss is based on or arises out of: (a) the development or Manufacture of a Product by Schering or its Affiliates, the Manufacturer or their representatives, agents or subcontractors under this Agreement, or any actual or alleged violation of law resulting therefrom; or (b) the breach by Schering of any of its covenants, representations or warranties set forth in this Agreement; provided that the foregoing indemnification shall not apply to any Loss to the extent such Loss is caused by the negligent or wilful misconduct of Pharmion and its Affiliates.

19.2 Pharmion will indemnify and hold Schering, and its Affiliates, and their employees, officers and directors harmless against any Loss that may be brought, instituted or arise against or be incurred by such persons to the extent such Loss is based on or arises out of the development, Manufacture (but only if Pharmion is then entitled to Manufacture Product under the terms of this Agreement), use, sale, storage or handling of Product by Pharmion or its Affiliates or their representatives, agents or subcontractors under this Agreement, or any actual or alleged violation of law resulting therefrom; or (b) the breach by Pharmion of any of its covenants, representations or warranties set forth in this Agreement; provided that the foregoing indemnification shall not apply to any Loss to the extent such Loss is caused by the negligent or wilful misconduct of Schering or its Affiliates.

         Each Party entitled to be indemnified by the other Party (an "Indemnified Party") pursuant to Section 19.1 or 19.2 hereof shall give notice to the other Party (an "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any threatened or asserted claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom; provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or any litigation resulting therefrom, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld) and the Indemnified Party may participate in such defense at such Party's expense (unless (i) the employment of counsel by such Indemnified Party has been authorized by the Indemnifying Party; or (ii) the Indemnified Party shall have reasonably concluded that there may be a conflict of interest between the Indemnifying Party and the Indemnified Party in the defense of such action, in each of which cases the Indemnifying Party shall pay the reasonable fees and expenses of one law firm serving as counsel for the Indemnified Party, which law firm shall be subject to approval, not to be unreasonably withheld, by the Indemnifying Party); and provided further, that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Agreement to the extent that the failure to give notice did not result in harm to the Indemnifying Party. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the approval of each Indemnified Party which approval shall not be unreasonably withheld, consent to entry of any judgment or enter into any settlement which (i) would result in injunctive or other relief being imposed against the Indemnified Party; or (ii) does not include as an unconditional term thereof giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation. Each Indemnified Party shall furnish such information regarding itself or the claim in question as an Indemnifying Party may reasonably request in writing and shall be reasonably required in connection with the defense of such claim and litigation resulting therefrom.

19.3 Each Party shall obtain and maintain in full force and effect throughout the term of this Agreement insurance in respect of its obligations to indemnify the other under this Section 19. Each Party shall, on the request of the other, provide the other with a copy of any such insurance policy and shall pay all premiums due in respect of any such insurance policy as soon as they become due and on request provide evidence to the other that such payment has been made.

20.      DURATION AND TERMINATION

20.1 This Agreement will come into force on the Effective Date and, subject to the Parties' rights of termination in Sections 20.2 and 20.3 hereunder, will continue in force for a period of twenty (20) years from the Effective Date. Within the twelve (12) month period immediately preceding expiry, the Parties shall discuss in good faith entering into a new form of co-operation with one another, to take effect after expiry of this Agreement as aforesaid.

20.2 In addition to its rights of termination in accordance with Section 23, Pharmion shall have the right at any time by giving notice in writing to Schering to terminate this Agreement forthwith if Schering:

         20.2.1 commits a material breach of this Agreement which is not remedied within thirty (30) days of receipt of a notice from Pharmion specifying the breach and requiring it to be remedied (or, in the case of a breach not capable of being remedied within such 30-day period, Schering has failed within such period to take good faith steps to remedy such breach); or

         20.2.2 enters into liquidation whether compulsorily or voluntarily (otherwise than for the purposes of amalgamation or reconstruction), compounds with its creditors, has a receiver or manager appointed in respect of all or any part of its assets, or is the subject of an application for an administration order or undergoes any analogous or similar act or proceeding under the laws of any other jurisdiction in consequence of debt.

20.3 In addition to its rights of termination in accordance with Section 23, Schering shall have the right at any time by giving notice in writing to Pharmion to terminate this Agreement forthwith if Pharmion:

         20.3.1 commits a material breach of this Agreement which is not remedied within thirty (30) days of receipt of a notice from Pharmion specifying the breach and requiring it to be remedied (or, in the case of a breach not capable of being remedied within such 30-day period, Pharmion has failed within such period to take good faith steps to remedy such breach); or

         20.3.2 enters into liquidation whether compulsorily or voluntarily (otherwise than for the purposes of amalgamation or reconstruction), compounds with its creditors, has a receiver or manager appointed in respect of all or any part of its assets, or is the subject of an application for an administration order or undergoes any analogous or similar act or proceeding under the laws of any other jurisdiction in consequence of debt.

21.      CONSEQUENCES OF TERMINATION

21.1 Subject to the provisions of this Section 21, upon termination or expiry of this Agreement:

21.1.1 Pharmion shall cease to make use of the Trade Marks, Patents and Data, and all rights in the Trade Marks, Patents and Data will revert to Schering; and

21.1.2   any Manufacturing rights held by Pharmion will cease.

21.2 Notwithstanding the provisions of Section 21.1, upon termination or expiry of this Agreement, Pharmion will be entitled:

21.2.1 to fulfil orders it has received for the Product in the Territory up to and including the date of termination, and, unless Schering is no longer supplying Product to Pharmion immediately prior to the date of termination, Schering shall supply or procure the supply of such Product to Pharmion on the terms of this Agreement to enable such orders to be fulfilled for a maximum of one (1) year after the date of termination; and

21.2.2 to use any stock of Product in its possession or ordered from Schering as at the date of termination to fulfil any orders referred to in
         Section 21.2.1 and, in addition, Pharmion shall be entitled to supply any Product forming part of such stock which are in excess of those required to fulfil such orders on terms to be agreed with Schering.

                  Where Pharmion supplies any Product in accordance with this
                  Section 21.2, it shall be entitled to do so under and by reference to the Trade Marks and shall supply such Product subject to the terms and conditions of this Agreement.

21.3 Pharmion will, at the request of Schering, as soon as reasonably practicable following the cessation of all Pharmion's supplies of Product in accordance with Section 21.2, apply for a change in ownership of the Marketing Authorizations naming Schering or Schering's nominee as the new Marketing Authorization holder in the place of Pharmion and return to Schering all Data and other information relating to the Product provided to Pharmion by Schering pursuant to this Agreement.

21.4 Termination or expiry of this Agreement for any reason shall be without prejudice to the accrued rights of either Party.

22.      RIGHTS AND REMEDIES

22.1 The failure on the part of either Party hereto to exercise or enforce any rights conferred upon it by this Agreement shall not be a waiver of any such rights nor shall any single or partial exercise of any right, power or privilege or further exercise thereof operate so as to bar the later exercise or enforcement thereof.

22.2 The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by law.

23.      FORCE MAJEURE

         Neither Party shall be in breach of this Agreement if there is any total or partial failure of performance by it of its duties and obligations under this Agreement by reason of force majeure. If either Party is unable to perform its duties and obligations under this Agreement as a direct result of force majeure, such Party shall give written notice to the other of such inability stating the reason in question. Without prejudice to Pharmion's right to Manufacture Product pursuant to Sections 6.4, 7 and 9.6(d), the operation of this Agreement shall be suspended during the period in which the force majeure continues. Forthwith upon the reason ceasing to exist, the Party relying upon it shall give notice to the other of this fact. If the force majeure continues for a period of more than ninety
         (90) days, the Party not relying on force majeure shall be entitled to terminate this Agreement forthwith by written notice to the other.

24.      NOTICE

24.1 Any notice or other document required to be given under this Agreement shall be in writing and shall be served by:

24.1.1   delivery by hand;

24.1.2 sending the same by first class post or express or air mail or other fast postal services or registered or recorded delivery post; or

24.1.3   facsimile transmission (together with postal confirmation);

         addressed:

         if to Schering:            Schering AG
                                    D13342 Berlin
                                    Germany
                                    Attention: Legal Department

                                    Fax: +49-30-4 68-1 40 86

         if to Pharmion:            Pharmion GmbH
                                    c/o Pharmion Corporation
                                    4865 Riverbend Road
                                    Boulder, Colorado 80301 USA
                                    Attention: Chief Executive Officer

                                    Fax: +1 720 564-9191
                                    with a copy to:

                                    Peter H. Jakes, Esq.
                                    Willkie Farr & Gallagher
                                    787 Seventh Avenue
                                    New York, New York 10019 USA

                                    Fax: +1 212 728-9230

         or to such other address as may be designated in writing from time to time by either Party to the other.

24.2 Any notice given under Section 24.1 shall be deemed to have been received:

         (i)      in the case of delivery by hand, when delivered;

         (ii) in the case of pre-paid post, on the third day following the day of posting; or

         (iii) in the case of facsimile, on acknowledgement by the recipient facsimile receiving equipment provided that the facsimile is confirmed by post.

25.      ENTIRE AGREEMENT/VARIATIONS

25.1 This Agreement and the Interim Agreement constitute the entire agreement and understanding between the parties and supersedes all prior oral or written understandings, arrangements, representations or agreements between them relating to the subject matter of this Agreement. No director, employee or agent of either of the parties is authorised to make any representation or warranty to the other not contained in this Agreement, and each of the parties acknowledges that it has not relied on any such oral or written representations or warranties.

25.2 No variations, amendments, modifications or supplements to this Agreement shall be valid unless made in writing in English and signed by a duly authorised representative of each of the parties.

26.      SEVERANCE OF TERMS

26.1 If the whole or any part of this Agreement is or shall become or be declared illegal, invalid or unenforceable in any jurisdiction for any reason whatsoever:

26.1.1 in the case of the illegality, invalidity or unenforceability of the whole of this Agreement, it shall terminate in relation to the jurisdiction in question; or

26.1.2 in the case of the illegality, invalidity or unenforceability of part of this Agreement, such part shall be severed from this Agreement in the jurisdiction in question, and such illegality, invalidity or unenforceability shall not in any way whatsoever prejudice or affect the remaining parts of this Agreement, which shall continue in full force and effect.

27.      PUBLICATION/PRESENTATION/PRESS RELEASE

         The text of any press release or other communication to be published by or in the media by or on behalf of either of the parties concerning the subject matter of this Agreement shall require the approval of both parties, which approval shall not be unreasonably withheld or delayed.

28.      PARTNERSHIP/AGENCY

         None of the provisions of this Agreement shall be deemed to constitute the relationship of partnership or agency between the parties, and neither shall have any authority to bind the other in any way except as provided in this Agreement.

29.      ASSIGNMENT

         Neither Party may assign the benefit or burden of this Agreement without the prior written consent of the other Party except to a successor to all or substantially all of such Party's business relating to the Product

30.      AUDIT RIGHTS

         Each Party shall maintain books of account relating to its payment obligations and reimbursement rights pursuant to this Agreement all in accordance with International Accounting Standards with appropriate controls to insure that transactions are properly recorded. Each Party shall have the right, at its own expense, to have an independent certified public accountant of its own selection, reasonably acceptable to the other Party, examine at a time reasonably acceptable to the other, during normal business hours but not more than once each calendar year, the relevant books and records of account of the other, to determine whether appropriate accounting has been made hereunder. Such independent certified accountant shall treat as confidential and shall not disclose to the Party engaging such accountant any information other than that which is relevant to the rights of the engaging Party hereunder or the performance by the other Party of its obligations hereunder. In the event of a dispute between the independent certified public accountants of Pharmion and Schering with respect to any matter called for by this Agreement, the parties shall select a third independent public accounting firm to arbitrate the dispute, provided, that such firm shall have the authority only to select from among the positions of the original two firms that position which it deems most accurate. The fees of such third firm shall be borne by the Party whose position is not approved of by such arbitrator.

         If there is a dispute between the Parties following any audit performed pursuant to Section 30, either Party may refer the issue (an "Audit Disagreement") to an independent certified public accountant for resolution. In the event an Audit Disagreement is submitted for resolution by either Party, the Parties shall comply with the following procedures:

         i. The Party submitting the Audit Disagreement for resolution shall provide written notice to the other Party that it is invoking the procedures of this Section 30.

         ii. Within thirty (30) business days of the giving of such notice, the Parties shall jointly select a recognised international accounting firm to act as an independent expert to resolve such Audit Disagreement.

         iii. The Audit Disagreement submitted for resolution shall be described by the Parties to the independent expert, which description may be in written or oral form, within ten (10) business days of the selection of such independent expert.

         iv. The independent expert shall render a decision on the matter as soon as practicable.

         v. The decision of the independent expert shall be final and binding unless such Audit Disagreement involves alleged fraud, breach of this Agreement or construction or interpretation of any of the terms and conditions thereof.

         vi. All fees and expenses of the independent expert, including any third party support staff or other costs incurred with respect to carrying out the procedures specified at the direction of the independent expert in connection with such Audit Disagreement, shall be borne by each Party in inverse proportion to the disputed amounts awarded to the Party by the independent expert through such decision (e.g. party A disputes $100, the independent expert awards party A $60, then party A pays forty (40%) percent and party B pays sixty (60%) percent of the independent expert's costs)."

31.      NOVARTIS AGREEMENT

         Pharmion acknowledges that Aventis and Novartis AG, Switzerland, have entered into a freedom of suit agreement with respect to certain intellectual property rights in the area of Hirudin (the "Novartis Agreement") and that Schering has taken over the obligations from Aventis in a separate contract (the "Assignment Contract"). The Novartis Agreement and the Assignment Contract are attached in Schedule
         6. Pharmion agrees to be bound by the obligations of Schering under the Novartis Agreement and the Assignment Contract with respect to the Patents which are covered by such agreements.

32.      GOVERNING LAW AND JURISDICTION

         The validity, interpretation and performance of this Agreement as well as any disputes connected herewith shall be construed in accordance with the laws of Germany. The United Nations Convention on Contracts for The International Sale of Goods ("CISG") shall not apply. Each Party agrees and hereby submits to the exclusive jurisdiction of the functionally competent Court in the Court District of Frankfurt am Main, Germany, with respect to any dispute arising under or in connection with this Agreement, and each Party hereby waives any objection it may now have or hereafter have to such jurisdiction or the laying of venue in such courts.


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33.      GUARANTEE

         Pharmion Corporation hereby unconditionally guarantees the prompt payment and full performance by Pharmion of its obligations under this Agreement, subject to Pharmion Corporation having all of the rights, remedies and defenses of Pharmion under this Agreement.

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AS WITNESS, the hands of the parties or their duly authorised representatives the day and year first above written.

SCHERING AKTIENGESELLSCHAFT

By:    /s/ Klaus Pohle                      By:    /s/ Ulrich Kostlin

Name:  Prof. Dr. Klaus Pohle                Name:  Dr. Ulrich Kostlin

Title: Vice Chairman of the Executive Board Title: Member of the Executive Board

PHARMION GMBH                               PHARMION CORPORATION

By:    /s/ Patrick J. Mahaffy               By:    /s/ Patrick J. Mahaffy

Name:  Patrick J. Mahaffy                   Name:  Patrick J. Mahaffy

Title: Director                             Title: President & CEO